Exhibit 10.10

Amendment No. 1 to the
AMENDED LICENSE AGREEMENT

by and among

PRINCETON UNIVERSITY,
THE UNIVERSITY OF SOUTHERN CALIFORNIA,
THE REGENTS OF THE UNIVERSITY OF MICHIGAN

and

GLOBAL PHOTONIC ENERGY CORPORATION

Dated: May 15, 2006

The Trustees of Princeton University ("PRINCETON"), the University of Southern California ("USC") and Global Photonic Energy Corporation ("LICENSEE"), having previously entered into an Amended License Agreement effective as of May 1, 1998, (the "Agreement"), together with the Regents of the University of Michigan ("MICHIGAN"), intending to be legally bound, do hereby mutually agree to amend the Agreement, effective January 1, 2006 as follows:

1.
MICHIGAN is hereby added as a party to the Agreement. In all the numbered articles of the Agreement where PRINCETON is referenced said reference shall henceforth be deemed to include both PRINCETON and MICHIGAN, except: (1) in the existing recitals on pages I and 2 of the Agreement; and (2) in sections 4.6, 4.7 and 15.1 of the Agreement; and (3) in those provisions deleted or amended below.

2.	The following recitals are hereby amended or added to the Agreement, starting on page 2 as detailed:

Replacing the 2nd existing recital, and adding 2 additional following –

"WHEREAS, USC, PRINCETON and LICENSEE have filed a number of patent applications relating to advanced catalysts, hydrogen production, electron acceptor compositions, charge generators in heterolamellar multilayer thin films and photosensitive optoelectronic technology for photonic energy conversion and anticipate filing additional patents on inventions made during the course of the research provided for under the Sponsored Research Agreements dated June 9, 2004, (hereinafter the "2004 Sponsored Research Agreement") , May 1, 1998 (hereinafter the "1998 Sponsored Research Agreement") and an August 1994 Sponsored Research Agreement (hereinafter collectively the "Sponsored Research Agreement"), (the "Technology") which inventions arise out of said research conducted in the USC laboratories of Professor Mark E. Thompson (hereinafter "Professor Thompson") and the PRINCETON laboratories under the direction of Professor Stephen R. Forrest (hereinafter "Professor Forrest") and/or Professor Thompson;

WHEREAS, Professors Forrest and Thompson have collaborated on previous sponsored research programs with LICENSEE, as their respective university affiliations have changed, and LICENSEE desires to maintain sponsorship of Professors Forrest and Thompson hereunder, regardless of changing affiliations; and

WHEREAS, Professor Forrest became employed by MICHIGAN in January 2006 and is continuing his research in the field of the Technology at that institution; and

Replacing the 3rd existing recital, following the above –

WHEREAS, LICENSEE has entered into a new Sponsored Research Agreement with USC, attached hereto as Appendix A, to continue to support basic research in the field of the Technology under the supervision of Professor Thompson at USC and, as a subcontractor to USC, Professor Forrest at MICHIGAN (the "2006 Sponsored Research Agreement") in the amount of two million, six hundred twenty-four thousand, eight hundred ninety three dollars ($2,624,893) over three (3) years granting LICENSEE the exclusive license as specified in this Agreement.

The 4th existing recital, is hereby amended as follows –

"Research Program" is replaced by "Sponsored Research Agreement and/or 2006 Sponsored Research Agreement"

Replacing the 6th existing recital, preceding the last recital —

WHEREAS, LICENSEE acknowledges that if funds obtained from the U.S. Government are commingled with funds obtained from LICENSEE in support of the research under the Sponsored Research Agreement and/or 2006 Sponsored Research Agreement, then any license granted would be subject to rights in the U.S. Government under 37 CFR part 401;

Replacing the last existing recital –

WHEREAS, MICHIGAN is a subcontractor to USC under the 2006 Sponsored Research Agreement, and with PRINCETON has entered into an Interinstitutional Agreement with USC that provides for USC to manage the 2006 Sponsored Research Agreement and this Agreement, and intends that any inventions under the 2006 Sponsored Research Agreement be subjected to this Agreement.

3.	Paragraph 1.4 is hereby deleted in its entirety and replaced with the following:

1.4                 "Patent Rights" shall mean i.) the United States and foreign patents and patent applications set forth in Appendix B attached hereto and made a part hereof, ii.) any United States and foreign patents and patent applications arising out of the Sponsored Research Agreement and/or the 2006 Sponsored Research Agreement (including the subcontract to MICHIGAN), including any inventions conceived or discovered thereunder, iii.) the United States and foreign patents, including utility models and patents of importation and addition, issuing from said United States and foreign patent applications or later-filed foreign applications based upon any of said United States patents and applications and iv.) any continuations, continuations-in-part, divisions, reissues, or extensions of any of the foregoing

4.	Paragraph 1.5 is hereby deleted in its entirety and replaced with the following:

1.5                 "Licensed Product(s)" shall mean any product which:

(a)                 is covered in whole or in part by (i) a pending claim contained in the Patent Rights in the country in which the product is made, used or sold, (ii) a valid and unexpired claim contained in the Patent Rights in the country in which the product is made, used or sold;
(b)                 is manufactured by using a process which is covered in whole or in part by (i) a pending claim contained in the Patent Rights in the country in which the Licensed Process(es) is used or (ii) a valid and unexpired claim contained in the Patent Rights in the country in which the Licensed Process(es) is used; or
(c)                 is used according to a method which is covered in whole or in part by a valid and unexpired claim contained in the Patent Rights in the country in which the method is used.

All unexpired claims of issued patents shall be considered valid unless and until a court of competent jurisdiction issues an unappealed or unappealable final order to the contrary.

5.	Paragraph 1.6 is hereby deleted in its entirety and replaced with the following:

1.6                 "Licensed Process(es)" shall mean a process or method which is covered in whole or in part by (i) a pending claim contained in the Patent Rights or (ii) a valid and unexpired claim contained in the Patent Rights in the country in which the process or method is used.

6.	A new paragraph is hereby added to Article II as follows:

      2.5                   MICHIGAN, USC and PRINCETON reserve the right to practice the Patent Rights arising from inventions first conceived prior to January 1, 2006, for educational purposes and for internal research (including clinical) directed by the Principal Investigators (as defined in the 2006 Sponsored Research Agreement), including any such internal research conducted by or in collaboration with other researchers or students at these institutions, provided that such research is not funded by another commercial entity. In addition, MICHIGAN, USC and PRINCETON reserve the right to practice the Patent Rights arising from inventions first conceived after January 1, 2006, for educational purposes and for internal research (including clinical) directed by researchers or students at these institutions, provided that such research is not funded by another commercial entity, and provided further that this reservation shall not imply any expansion of the reserved right to practice the Patent Rights described in the preceding sentence.

7.
Paragraphs 4.2 (b) and 4,2(e) are hereby amended by adding the following to the end of each: "which amounts were previously distributed under the terms of the 1998 License Agreement and shall not entitle MICHIGAN to any stock, or warrants in LICENSEE"; and Paragraph 4.2 (d) is hereby amended to read:

" (d) Minimum Royalties shall be payable as follows:
1998 -- $0
1999 -- $0
2000 -- $0
2001 -- $25,000
2002 -- $50,000
2003 -- $75,000 (which amount was waived based on a review of the progress that had been made.)
2004 and thereafter -- $100,000 (which amounts were waived on review of the progress that has been made. Payment schedule revised for 2004 forward.)
2005 --                 $0
2006 --                 $0
2007 --                 $0
2008 --                 $0
2009 --                 $0
2010 --                 $25,000
2011 --                 $40,000
2012 --                 $50,000
2013 --                 $65,000
2014 --                 $75,000
2015 and thereafter -- $100,000 each year"

8.	Paragraphs 6.1 through 6.4 are hereby deleted in their entirety and replaced with the following:

6.1      LICENSEE may designate by notice to USC or to the patent attorneys, after consultation with USC, countries where applications within Patent Rights shall be filed, which may include the United States or any other country. LICENSEE agrees to pay for all reasonable and necessary out-of-pocket expenses incurred in the preparation, filing, prosecution, maintenance, renewal and continuation of Patent Rights in said designated countries, including all taxes, official fees and attorneys' fees. The patent law firm shall be mutually acceptable to USC, MICHIGAN, PRINCETON and LICENSEE. USC, PRINCETON, MICHIGAN and LICENSEE shall be the clients in the attorney-client relationship with such law firm and may provide instructions to such law firm regarding the scope and content of the Patent Rights to be filed and prosecuted, subject to the right of LICENSEE to request USC to instruct such law firm, or instruct the law firm directly after consultation with USC, to cover any additional matters as LICENSEE may desire to assure that such Patent Right covers all items of commercial interest and importance. USC will not unreasonably refuse requests of LICENSEE. USC and LICENSEE each shall receive copies of all correspondence with respect to such preparation, filing, renewal and continuation of Patent Rights, and shalt consult with each other regarding all such matters and the costs associated therewith.

6.2      LICENSEE may elect in writing to be released from its rights and obligations under this Agreement for any Patent Rights in a particular country at any time, but no less than sixty days prior to a bar date, response date or other loss of rights in which event it shall thereafter have no obligation to reimburse USC for any subsequent expenses relating to said Patent Right in such country, nor shall LICENSEE thereafter have any further right in said Patent Right in such country.

6.3      All inventions conceived or discovered under the August 1994 Sponsored Research Agreement and/or 1998 Sponsored Research Agreement and/or 2004 Sponsored Research Agreement and/or the 2006 Sponsored Research Agreement, by PRINCETON, USC, MICHIGAN or jointly by any of them, shall automatically become subject to this Agreement. USC shall use reasonable efforts to ensure that applications within the Patent Rights are promptly filed and prosecuted.

6.4      LICENSEE has the right to make of record by filing in the Patent Office for each patent or application in the Patent Rights that LICENSEE is the exclusive licensee of such rights.

9.	Paragraph 9.5 is hereby amended by adding "reasonably" prior to "possible."

10.
LICENSEE hereby expressly acknowledges that MICHIGAN is entitled to be indemnified by LICENSEE to the full extent that each of PRINCETON and USC is entitled to be so indemnified under Article 10.2 of the Agreement.

11.
Paragraph 10.3 is hereby amended by substituting USC for PRINCETON in the sixth line of this paragraph and substituting "LICENSEE" for "USC" where it appears in quotation marks in the seventh line of said paragraph.

12.	A new paragraph 7.8 is hereby added to Article VII as follows:

7.8            It is hereby agreed that any authorized termination of the Agreement for a material breach or default that pertains solely or primarily to any Patent Right of MICHIGAN shall apply only to all Patent Rights of MICHIGAN and shall not otherwise terminate the Agreement as it pertains to the Patent Rights of PRINCETON and USC licensed to LICENSEE thereunder.

13.	For purposes of the Agreement, MICHIGAN's business address and address for notices under Paragraph 14.1 shall be as follows:

Office of Technology Transfer
University of Michigan
3003 S. State Street, Suite 2071
Ann Arbor, MI 48109-1280
Attn: Director

14.	The following new Section 15.2 is hereby added to the Agreement:

"15.2 PRINCETON, USC, and MICHIGAN have entered into an Interinstitutional Agreement, incorporated herein by reference, whereby, inter-alia, USC shall be the manager of this Agreement and the 2006 Sponsored Research Agreement, and LICENSEE shall interact with USC on behalf of themselves as well as PRINCETON and MICHIGAN, on all matters respecting those agreements."

15.
Except as specifically modified by this Amendment No. 1, all of the provisions of the Agreement are hereby ratified and confirmed to be in full force and effect, and shall remain in full force and effect.

IN WITNESS WHEREOF, the parties, by their duly authorized representatives, have entered into this Amendment No.1 effective as of the date first set forth above.

The Trustees of Princeton University		The University of Southern California

By:	/s/ John Ritter	By:	/s/ Dennis F. Dougherty

Name:	John Ritter	Name:	Dennis F. Dougherty

Title:	Director	Title:	Sr. V.P., Finance and CFO

Date:	5/16/06	Date:	6/2/06

The Regents of the University of Michigan		Global Photonic Energy Corporation

By:	/s/ Kenneth J. Nisbet	By:	/s/ Aaron L. Wadell

Name:	Kenneth J. Nisbet	Name:	Aaron L. Wadell

Title:	Executive Director	Title:	C.O.O

Date:	5/16/06	Date:	6/8/06